UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2005

____________________

ICO, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-10068 (Commission File Number)	76-0566682 (I.R.S. Employer Identification No.)

5333 Westheimer Road
Suite 600
Houston, Texas 77056
(Address of principal executive offices and zip code)

(713) 351-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As disclosed in Item 5.02 of this Current Report on Form 8-K, on September 2, 2005, W. Robert Parkey, Jr., President and Chief Executive Officer and a member of the Board of Directors of ICO, Inc. (the “Company”), resigned from all positions he held with the Company and its subsidiaries and from the Board of Directors effective as of September 30, 2005. In connection therewith, Mr. Parkey entered into an Employment, Consulting and Separation Agreement and Release, pursuant to which Mr. Parkey shall assume the position of Special Advisor until February 1, 2006, during which period he will receive substantially the same compensation, benefits and office support as he previously received as President and Chief Executive Officer. Further, following the termination of his role as Special Advisor, Mr. Parkey will serve as an outside consultant to the Company until June 30, 2006, during which period he will be paid $25,833.33 per month and be entitled to the same benefits and support as he previously received as Special Advisor. If, prior to June 30, 2006, Mr. Parkey secures full-time employment as a senior executive with another company, he will not be required to provide consulting services and the Company will not provide him any benefits or support, but the Company will continue to pay Mr. Parkey his monthly consulting fee. In addition, in accordance with the power granted to the Board of Directors under the 1995 Stock Option Plan, the 1996 Stock Option Plan and the 1998 Stock Option Plan, the Company has agreed to accelerate the vesting of and/or extend until February 2, 2011 the option exercise period with respect to options to purchase an aggregate of 200,000 shares of the Company’s common stock at prices ranging from $2.16 per share to $2.40 per share. The Company will fully vest, effective as of September 30, 2005, any options described above that had not fully vested as of September 8, 2005 and which would not vest prior to February 2, 2006. Further, the Company released Mr. Parkey from any claims related to Mr. Parkey’s employment with the Company, his service on the Board of Directors, his resignation, the termination of his employment, his employment agreement and other acts or omissions prior to September 8, 2005, except for unlawful conduct and a breach of certain confidentiality provisions of his employment agreement. In consideration thereof, Mr. Parkey has agreed to terminate his vested options to purchase an additional 140,000 shares of the Company’s common stock, and released the Company from all claims related to his employment, the termination of his employment agreement and any actions or omissions that arose prior to September 8, 2005 (except that Mr. Parkey retains any claims he may have under the Company’s health or welfare benefit plans and claims for indemnification against third parties pursuant to the Company’s Amended and Restated Bylaws).

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer.

On September 2, 2005, W. Robert Parkey, Jr., the Company’s President and Chief Executive Officer and a member of the Board of Directors, resigned from all positions he held at the Company and its subsidiaries and from the Board of Directors, effective as of September 30, 2005. In connection with his resignation, Mr. Parkey entered into an Employment, Consulting and Separation Agreement and Release, which is further described under Item 1.01 of this Current Report on Form 8-K. In connection with the resignation of Mr. Parkey, the Board of Directors has appointed A. John Knapp, Jr. as President and Chief Executive Officer, effective October 1, 2005. Mr. Knapp has been a member of the Board of Directors of the Company since 2001.

In addition, Christopher N. O’Sullivan, the Chairman of the Board of Directors of the Company, resigned as Chairman, effective as of September 30, 2005. Mr. O’Sullivan will remain a member of the Board of Directors of the Company. In connection with the resignation of Mr. O’Sullivan, the Board of Directors has appointed Gregory T. Barmore as Chairman of the Board of Directors. Mr. Barmore joined ICO’s Board of Directors in 2004, when he was appointed by the holders of ICO’s preferred stock under the terms of the preferred stock statement of designation.

The Company issued a press release on September 9, 2005 announcing the resignations of Messrs. Parkey and O’Sullivan and the appointments of Messrs. Knapp and Barmore, which is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 5.02.

Item 8.01 Other Events.

In connection with his appointment as President and Chief Executive Officer of the Company, A. John Knapp, Jr. resigned as Chairman of the Compensation Committee of the Board of Directors effective as of September 8, 2005, and the Board of Directors appointed David E. Frischkorn to replace Mr. Knapp as Chairman of the Compensation Committee.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Description

10.1	Employment, Consulting and Separation Agreement and Release by and between W. Robert Parkey, Jr. and ICO, Inc. dated September 8, 2005.

99.1	Press release dated September 9, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO, INC.

Date: September 9, 2005

By:	/s/ Jon C. Biro
Name:	Jon C. Biro
Title:	Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit
Number Description

10.1	Employment, Consulting and Separation Agreement and Release by and between W. Robert Parkey, Jr. and ICO, Inc. dated September 8, 2005.

99.1	Press release dated September 9, 2005.